AMENDED AND RESTATED AGREEMENT FOR COOPERATIVE AND JOINT USE OF PERSONNEL, PROPERTY AND SERVICES BETWEEN EQUITABLE FINANCIAL LIFE INSURANCE COMPANY AND EQUITABLE DISTRIBUTORS, LLC

This Amended and Restated Agreement (this “Agreement”) is made as of the 1st day of November 2023 (the “Effective Date”) between Equitable Financial Life Insurance Company, a New York stock life insurance company (“Equitable Financial”) and Equitable Distributors, LLC, a Delaware limited liability company (“Equitable Distributors”).

WHEREAS, Equitable Distributors is an indirect wholly-owned subsidiary of Equitable Financial;

WHEREAS, Equitable Distributors will be engaged in the distribution of life insurance and annuity contracts issued by Equitable Financial and Equitable Financial Life Insurance Company of America (“Equitable America”), as well as various other securities, products and services;

WHEREAS, Equitable Distributors desires to utilize Equitable Financial’s personnel, property and services in carrying out its management, administrative and other corporate functions and Equitable Financial is willing to furnish the same on the terms and conditions hereinafter set forth;

WHEREAS, Equitable Distributors intends to reimburse Equitable Financial, via expense allocations, for the costs of personnel, property and services provided to Equitable Distributors pursuant to this Agreement and desires to do so in a manner consistent with regulatory guidance, including the National Association of Securities Dealers’ (n.k.a. the Financial Industry Regulatory Authority or “FINRA”) Notice to Members 03-63 and applicable provisions of the insurance laws of the State of New York; and

WHEREAS, both Equitable Financial and Equitable Distributors desire to enter into this Agreement, which is intended to supersede, amend and restate The Agreement for Cooperative and Joint Use of Personnel, Property and Services dated January 1, 1998 between The Equitable Life Assurance Society of the United States and Equitable Distributors, Inc and any amendments thereto; and all other prior agreements between the parties with respect to the cooperative and joint use of personnel, property and services;

NOW, THEREFORE, the parties do hereby agree as follows:

1.  Equitable Financial from time to time may provide, as available, to Equitable Distributors the personnel, property and services reasonably necessary to perform its management, administrative and other corporate functions, including the following (collectively, the “Services”):

a)

general corporate and management functions, such as corporate finance, strategic planning, accounting, tax, treasury/cash management, auditing, legal, human resources, corporate and financial communications, marketing, public relations and advertising, risk management, communications, technology, data processing, and corporate secretarial;

b)	distribution of life insurance and annuity contracts issued by Equitable Financial and Equitable America, as well as various other securities, products and services;

c)	processing of payments and disbursements to registered persons of Equitable Distributors;

d)	processing of commission payments to third party broker-dealers or general agents, and

e)	licensing and supervision of registered persons to ensure compliance with legal requirements imposed by FINRA, the U.S. Securities and Exchange Commission (the “SEC”) and other regulatory authorities.

2.  Equitable Financial shall also cause such of its agents or employees as shall be agreed upon between the parties from time to time to become qualified, at Equitable Distributors’ expense, as registered persons of Equitable Distributors. Each of these registered persons shall be subject to the supervision of and the compliance procedures imposed by Equitable Distributors, and Equitable Financial agrees to cooperate with Equitable Distributors in insuring compliance by each of these registered representatives with such procedures.

3.  Equitable Financial agrees that in performing or providing the Services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters. Equitable Financial shall perform the Services according to servicing standards of Equitable Distributors or such other standards as may be mutually agreed upon by Equitable Distributors and Equitable Financial. Equitable Financial shall comply with all laws, regulations, rules and orders applicable to (i) Equitable Distributors with respect to the Services provided hereunder or (ii) to Equitable Financial as a provider of the Services. Equitable Financial agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the Services under this Agreement.

4.  In providing the Services hereunder which require the exercise of judgment by Equitable Financial, Equitable Financial shall perform any such Services in accordance with standards and guidelines Equitable Distributors develops and communicates to Equitable Financial. In performing the Services hereunder, Equitable Financial shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Equitable Distributors. The performance of the Services by Equitable Financial for Equitable Distributors pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Equitable Financial or Equitable Distributors by their respective Boards of Directors. Equitable Financial shall act hereunder so as to assure the separate operating identity of Equitable Distributors. The business and operations of Equitable Distributors shall at all times be subject to the direction and control of the Board of Directors of Equitable Distributors.

5.  The Services provided by Equitable Financial under this Agreement shall not include any services provided to Equitable Distributors by Equitable Financial pursuant to separate agreements.

6.

a)

Equitable Distributors shall pay Equitable Financial the actual costs (direct and indirect) and expenses incurred by Equitable Financial in furnishing the Services pursuant to this Agreement. Such actual costs and expenses shall include all direct and indirect expenditures related to the furnishing of the Services, including related wages, rental payment allocations for office space, overhead, and other distribution-related costs, as appropriate. Equitable Financial’s allocation module shall be based on an apportionment of costs and expenses mutually agreed upon by Equitable Financial and Equitable Distributors, provided such method is documented in the expense allocation module of Equitable Financial’s general ledger (the “General Ledger”) and reflected in Schedule I to this Agreement, which may be amended from time to time. The allocation method shall, in all cases, be determined on a fair and reasonable basis, be applied on a consistent basis, and such method shall be in conformity with generally accepted accounting principles and with the requirements of Section 1505(a) of the New York Insurance Law and 11 NYCRR 91 - (Insurance Regulation No. 33). The charge to each party for such apportioned expenses shall be at cost as described in this Section 6(a). Whenever Equitable Financial utilizes its personnel to perform the Services for Equitable Distributors pursuant to this Agreement, such personnel shall at all times remain employees of Equitable Financial, subject solely to its direction and control. Equitable Distributors shall have no liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

No facility of Equitable Financial used in performing the Services for or subject to use by Equitable Distributors shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

b)

Pursuant to Rule 17a-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Equitable Distributors will make a record reflecting each cost and expense incurred relating to its business, including any costs and expenses incurred by Equitable Financial in furnishing the Services pursuant to this Agreement. Equitable Distributors shall maintain a copy of this Agreement and all amendments and notices pertaining to this Agreement, in accordance with Rules 17a-3 and 17a-4 under the Exchange Act.

c)

Equitable Distributors shall record its expenses under this Agreement in accordance with applicable laws. Equitable Distributors shall record on a separate schedule of costs all operating expenses paid by Equitable Financial that have not been recorded in Broker-Dealer’s financial reports filed with the SEC and FINRA, and shall maintain the schedule of costs in compliance with the requirements of SEC Rule 17a-4. Equitable Distributors will include in its net capital computation expenses payable by Equitable Financial under this Agreement that remain unpaid, reducing net capital by increasing aggregate indebtedness for the amount of the unpaid expenses.

d)	Equitable Distributors shall have no liability, direct or indirect, to Equitable Financial for any amounts other than as set forth in this Agreement.

e)

Equitable Financial agrees that it will provide Equitable Distributors with the expense allocation methodology utilized by Equitable Financial to calculate Equitable Distributors’ portion of the actual costs of the Services contemplated by this Agreement.

7.  On a monthly basis, within twenty-one (21) days after the end of the previous month, Equitable Financial and Equitable Distributors shall review all direct and indirect expenses recorded by

Distributors on General Ledger to ensure each respective entities intercompany expense accounts are in balance. Any discrepancies between Distributors and Equitable’s records will be researched and resolved. Once resolved, the final amount agreed upon for settlement shall be documented in the General Ledger. No later than thirty (30) days after the end of the previous month, Equitable Distributors will settle any amounts via an intercompany transfer of funds with Equitable Financial.

8.  Equitable Financial and Equitable Distributors or a governmental agency or self- regulatory organization such as the SEC, FINRA, or the New York State Department of Financial Services (“NYDFS”) having jurisdiction over either or both of the companies, at Equitable Financial’s or Equitable Distributors’ expense, as applicable, shall each have the right to conduct an audit of either of the companies’ books, records and accounts with respect to the Services provided hereunder, giving reasonable notice of its intent to conduct such an audit. In the event of such an audit, each party shall reasonably cooperate and provide access to all books, records and accounts necessary to the audit.

9.  Each party shall be and remain sole owner of its records, including, but not limited to, business and corporate records, regardless of the use or possession by either party of the other party’s records. Equitable Financial and Equitable Distributors shall each individually maintain separate books, accounts and records in respect to the Services provided under this Agreement and shall cooperate and use reasonable efforts to prepare and/or obtain in a timely fashion any and all books, accounts, records or other documentation as may be necessary or desirable in connection with this Agreement and/or the Services provided hereunder. All records shall be maintained in accordance with applicable law and regulation, including but not limited to, 11 NYCRR 243 - (Insurance Regulation No. 152). Equitable Financial will maintain back up records, which will be available to Equitable Distributors in the event of a disaster. Equitable Financial’s disaster recovery site, which it maintains, will be available to Equitable Distributors as required. Equitable Financial shall promptly transfer all such back up records to Equitable Distributors upon termination of this Agreement.

10.  The books, accounts, and records of Equitable Financial and Equitable Distributors as to all transactions between them under this Agreement that relate to the Services shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges under this Agreement. The companies shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the companies and persons authorized by it or any governmental agency having jurisdiction over either or both of the companies during all reasonable business hours.

11.  Each party shall preserve the confidentiality of any customer information shared by the other party. In implementation of these confidentiality obligations, the parties exchange the following representations and covenants. Equitable Financial shall implement and maintain appropriate measures designed to meet the objectives of 11 NYCRR 421 - (Insurance Regulation No. 173), with respect to safeguarding Equitable Financial’s customer information and customer information systems. Furthermore, Equitable Distributors shall implement and maintain appropriate measures designed to meet the objectives of SEC Regulation S-P, with respect to safeguarding Equitable Distributors’ customer information and customer information systems. Equitable Financial or Equitable Distributors, as applicable, shall adjust their information security program at the request of the other party for any relevant changes dictated by the other party’s assessment of risk around its customer information and customer information systems. Confirming evidence that Equitable Financial or Equitable Distributors, as applicable, has satisfied its obligations under this

Agreement shall be made available, during normal business hours, for inspection by the other party, anyone authorized by such other party, and any governmental agency that has regulatory authority over either party’s business activities.

12.  Equitable Distributors and Equitable Financial each shall appoint one or more individuals who shall serve as contact persons for the purpose of carrying out this Agreement. Such contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact persons shall be those set forth below:

Equitable Financial

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, New York, 10104

For the Attention of Office of the Chief Executive Officer

With Copies to:

Office of the General Counsel

Equitable Distributors

Equitable Distributors, LLC

1290 Avenue of the Americas New

York, New York, 10104

For the Attention of President

With Copies to:

Office of the General Counsel

Each party shall notify the other, in writing, as to the name, address, and telephone number of any replacement for any such designated contact person. All notices, statements or requests provided for hereunder shall be in writing and shall be deemed to have been given when delivered by hand to an officer of the other party or when sent by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by telecopier or e-mail.

13.  Should an irreconcilable difference of opinion between Equitable Financial and Equitable Distributors arise as to the interpretation of any matter respecting this Agreement, it is hereby mutually agreed that such differences shall be submitted to arbitration as the sole remedy available to both parties. Such arbitration shall be in accordance with the rules of the American Arbitration Association, the arbitrators shall not be affiliated with any parties to this Agreement or their respective affiliates, and the arbitrators shall have extensive experience in the insurance industry, and the arbitration shall take place in New York, New York. Each party shall bear its own expense in connection with the arbitration, and the fees and expenses of the arbitrators and any other expenses of the arbitration shall be shared equally by the parties.

14.  The term of this Agreement shall commence as of the Effective Date of this Agreement and continue until terminated by either party on not less than 90 days prior written notice to the other party or by an agreement in writing signed by both parties specifying the effective date of termination.

15.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

16.  The requirements of Equitable Financial shall take precedence over the requirements of Equitable Distributors under this Agreement, and Equitable Financial shall furnish the Services to Equitable Distributors only when Equitable Financial has available capacity to do so.

17.  No assignment of this Agreement shall be made by either Equitable Financial or Equitable Distributors without the prior written consent of the other. No assignment shall take effect unless it has first been submitted to the NYDFS and not disapproved.

18.  Subject to Section 17 above, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereof.

19.  Equitable Distributors agrees that it will notify FINRA if and when it establishes a new expense sharing arrangement or materially amends this Agreement.

20.  This Agreement constitutes the entire agreement between the parties; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

21.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.  In no event will either party have any liability for any loss of income, profit, interest or savings by the other party or for any indirect, incidental, consequential, punitive or special damages suffered by the other party, arising from or related to this Agreement, regardless of the form of action, and whether in contract, indemnity, warranty, strict liability or tort (including, without limitation, negligence), or any other legal or equitable grounds, even if such party has been advised of the possibility of such losses or damages. The liability of either party for actual, direct damages resulting from performance or nonperformance under this Agreement, regardless of the form of action, and whether in contract, tort (including, without limitation, negligence), warranty or other legal or equitable grounds, will be limited in the aggregate to the Net Limitation Amount. The “Net Limitation Amount” at any date of determination will equal the amounts paid and to be paid by Equitable Distributors to Equitable Financial for the services twelve (12) months prior to the occurrence of the first event which is the subject of the first claim.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

By:
Name:	Robin M. Raju
Title:	Chief Financial Officer

EQUITABLE DISTRIBUTORS, LLC

By:
Name:	Nick Lane
Title:	President

SCHEDULE I

This Schedule I is attached to and made part of this Agreement between Equitable Financial Life Insurance Company and Equitable Distributors, LLC.

	Wholesale Sales	Initial Sales Support (Subject to Sales Support Reclass)	Sales Support Reclass	Corporate Expenses
Allocation Driver	N/A	First Year Premium	Annual Fixed Percentage	Annual Fixed Percentage

Allocation Method	Total expenses related to wholesale sales are allocated to Equitable Distributors from Equitable Financial and its affiliates.	Allocation is based on the monthly first year premium reported from Equitable Financial to Equitable Distributors. As a result, the sales support percentage is split between Equitable Financial and Equitable Distributors.	Based on an annual review of expenses, percentages are determined to be reallocated from Equitable Distributors to affiliates. Through this review, a primary offset is determined for the Initial Sales Support for Equitable Financial and Equitable Distributors, through a supplemental allocation run after the initial allocation, which may cause reductions to the Initial Sales Support allocation.	Fixed percentage based on historical trends among all Equitable entities in scope for expense allocations, including Equitable Distributors.

Allocation Rationale	Expenses are 100% dedicated to wholesale product sales within the Lines of Business for all products.	First year premium is a key indicator of sales efforts by distribution channel.	Sales support reclassification to identify the sales support split between all distribution channels and Equitable Distributors.	The shared services required by all entities with expense allocations is relativity constant. As a result, historical trends are leveraged to determine the allocation percentage per entity, including Equitable Distributors.